The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130034
SUBJECT TO COMPLETION, DATED DECEMBER 1, 2005
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated December 1, 2005)
$
% Senior Notes due
% Senior Notes due

          The        % senior notes due                     will mature on                and the        % senior notes due                     will mature on                     . Interest on the senior notes is payable on                and                of each year, beginning on                .
      We may at our option redeem the senior notes, at any time, in whole or in part, at a “make-whole” redemption price as described under “Description of the Senior Notes — Optional Redemption.”
      The senior notes are unsecured obligations of our company and rank equal in priority with all our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any existing and future subordinated indebtedness.

       Investing in the senior notes involves risks. See “Risk Factors” beginning on page S-5.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

Underwriting
			Discounts and		Proceeds to
	Price to Public(1)		Commissions		Temple-Inland(2)

% Senior Notes due		%		%	$
% Senior Notes due		%		%	$
Total	$		$		$

(1)	Plus accrued interest from , if settlement occurs after that date, and rounded to decimal places.
(2)	Before expenses in connection with the offering.
      The senior notes will be delivered through the book-entry facilities of The Depository Trust Company on or about                .

Citigroup	Goldman, Sachs & Co.

                    , 2005

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS SUPPLEMENT
PROSPECTUS

i

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights certain information incorporated by reference or appearing elsewhere in this prospectus supplement or the accompanying prospectus. As a result, it is not complete and does not contain all of the information that you should consider before purchasing our senior notes. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. References to “Temple-Inland” refer to Temple-Inland Inc. Unless the context requires otherwise, references to “we,” “us” and “our” refer collectively to Temple-Inland and its subsidiaries.
Temple-Inland Inc.
Overview
      We are a holding company that, through our subsidiaries, operates three business segments:

•	corrugated packaging, which is a vertically integrated corrugated packaging operation consisting of:

•	five linerboard mills,

•	one corrugating medium mill, and

•	68 converting and other facilities;

•	forest products, which manages our forest resources of approximately two million acres of timberland in Texas, Louisiana, Georgia, and Alabama (including approximately 190,000 acres of high-value land located near Atlanta, Georgia), and manufactures a wide range of building products, including:

•	lumber,

•	particleboard,

•	medium density fiberboard,

•	gypsum wallboard, and

•	fiberboard; and

•	financial services, which provides financial services in the areas of:

•	consumer and commercial banking,

•	real estate development, and

•	insurance.
      Beginning in first quarter 2006, we anticipate separating real estate operations that are currently reported within our forest products and financial services segments into a fourth business segment.
      For additional information regarding our business, we refer you to our filings with the SEC incorporated in this prospectus supplement by reference. Please read “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Address and Telephone Number
      Our principal executive office is located at 1300 MoPac Expressway South, Austin, Texas 78746, and our telephone number is (512) 434-5800.
Concurrent Transaction
      On November 8, 2005, we initiated a tender offer (the “tender offer”) for our $100 million in outstanding 8.125% to 8.38% medium term notes, series D, due December 2006, and our $345 million in outstanding 5.003% senior notes, due May 2007, pursuant to an offer to purchase. The tender offer has an expiration time of 12:01 a.m., New York City time, on December 8, 2005, and had an early tender deadline and withdrawal deadline of 5:00 p.m., New York City time, on November 22, 2005. The tender offer is subject to a number of conditions contained in the offer to purchase, including a minimum tender condition and the completion of a new debt issuance to our satisfaction.
      As of November 30, 2005, an aggregate principal amount of $85,385,000 of the medium term notes and $339,730,000 of the 5.003% senior notes had been tendered in the tender offer by holders and the withdrawal deadline had passed. Accordingly, the minimum tender condition, one of the conditions to the tender offer, has been met.
      We will use the net proceeds from the sale of the senior notes pursuant to this prospectus supplement to pay for some or all of the notes tendered in this tender offer.

THE OFFERING
      The following summary contains basic information about the senior notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the senior notes, please refer to the section entitled “Description of the Senior Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Temple-Inland Inc.

Notes Offered	$ principal amount of % senior notes due , and

$ principal amount of % senior notes due .

Issue Price	% of the principal amount for the % senior notes due , and

% of the principal amount for the % senior notes due , in each case, plus accrued interest from .

Maturity	The % senior notes due will mature on , and

the % senior notes due will mature on .

Interest	Interest on the senior notes will accrue from the date of their issuance at the rate of % per annum for the % senior notes due and % per annum for the % senior notes due .

Interest Payment Dates	and of each year. The first interest payment on the senior notes will be made on .

Further Issuances	We reserve the right, from time to time, without the consent of the holders of the senior notes of the applicable series, to issue additional senior notes of such series on terms and conditions substantially identical to those of the senior notes of such series, which additional senior notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the senior notes of such series.

Optional Redemption	We may at our option redeem any series of senior notes, at any time, in whole or in part, at a “make-whole” redemption price as described under “Description of the Senior Notes — Optional Redemption.”

Use of Proceeds	We will use the net proceeds from the sale of the senior notes to pay for the notes tendered in our tender offer and related expenses and for general corporate purposes.

Ranking	The senior notes are our unsecured obligations and rank equal in priority with all our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any existing and future subordinated indebtedness.

The senior notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. Almost all of the net assets invested in our financial services segment are subject to regulatory rules and restrictions, including restrictions on the payment of dividends to the parent company.

Trustee, Registrar and Paying Agent	JPMorgan Chase Bank, N.A.

Governing Law	State of New York.

RISK FACTORS
      In considering whether to purchase the senior notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below.
Risks Related to Our Business
The industries in which we operate are highly competitive.
      All of the industries in which we operate are highly competitive and are affected to varying degrees by supply and demand factors and economic conditions, including changes in interest rates, new housing starts, home repair and remodeling activities, loan collateral values, particularly real estate, and the strength of the U.S. dollar. Given the commodity nature of our manufactured products, we have little control over market pricing or market demand. No single company is dominant in any of our industries.
      Our corrugated packaging competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. Because these products are globally traded commodities, the industries in which we compete are particularly sensitive to price fluctuations as well as other factors, including innovation, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our business could be materially adversely affected. Although corrugated packaging is dominant in the national distribution process, our products also compete with various other packaging materials, including products made of paper, plastics, wood and various types of metal.
      In the forest products markets, our forest products segment competes with many companies that are substantially larger and have greater resources in the manufacturing of forest products.
      The financial services industry is also a highly competitive business, and a number of entities with which we compete are substantially larger and have greater resources than we do. Our financial services segment competes with commercial banks, savings and loan associations, mortgage banks, and other lenders in its savings bank activities, and with real estate investment and management companies in its real estate activities.
Our manufacturing segments are affected by the cost of certain raw materials and energy.
      Virgin wood fiber and recycled fiber are the principal raw materials we use to manufacture corrugated packaging. The portion of our virgin fiber requirements that do not come from our timberland or that are not produced as a by-product from our forest products operations are purchased in highly competitive, price sensitive markets. The price for these materials has historically fluctuated on a cyclical basis and has often depended on a variety of factors over which we have no control, including environmental and conservation regulations, natural disasters, the price and level of imported timber and the continuation of any applicable tariffs, and weather. In addition, the increase in demand for products manufactured, in whole or in part, from recycled fiber, including old corrugated containers, has caused an occasional tightness in the supply of recycled fiber. It may also cause a significant increase in the cost of such fiber used in the manufacture of recycled containerboard and related products. Such costs are likely to continue to fluctuate. While we have not experienced any significant difficulty in obtaining wood fiber and recycled fiber in economic proximity to our mills, this may not continue to be the case for any or all of our mills.
      The cost of producing our products is also sensitive to the price of energy. While we have attempted to contain energy costs through internal generation and in some instances the use of by-products from our manufacturing processes as fuel, no assurance can be given that such efforts will be successful in the future or that energy prices will not rise to levels that would have a material adverse effect on our results of operations. We hedge very little of our energy needs.

The corrugated packaging and forest products industries are cyclical in nature and experience periods of overcapacity.
      The operating results of our paper and forest products segments reflect each such industry’s general cyclical pattern. While the cycles of each industry do not necessarily coincide, demand and prices in each tend to drop substantially in an economic downturn. The forest products industry is further influenced by the residential construction and remodeling markets. Further, each industry has had substantial overcapacity for several years. Both industries are capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover marginal costs. These conditions have contributed to substantial price competition and volatility in these industries, even when demand is strong. Any increased production by our competitors could further depress prices for our products. From time to time, we have closed certain of our facilities or have taken downtime based on prevailing market demand for our products and may continue to do so, reducing our total production levels. Certain of our competitors have also temporarily closed or reduced production at their facilities, but can reopen and/or increase production capacity at any time, which could exacerbate the overcapacity in these industries and depress prices.
Our manufacturing activities are subject to environmental regulations and liabilities that could have a negative effect on our operating results.
      Our manufacturing operations are subject to federal, state and local provisions regulating the discharge of materials into the environment and otherwise related to the protection of the environment. Compliance with these provisions has required us to invest substantial funds to modify facilities to ensure compliance with applicable environmental regulations. In our most recent Annual Report on Form 10-K filed with the SEC, we provided certain estimates of expenditures we expect to make for environmental compliance in the next few years. See “Where You Can Find More Information.” However, we could incur additional significant expenditures due to changes in law or the discovery of new information, and such expenditures could have a material adverse effect on our financial condition and results of operations.
Our financial services segment operates in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.
      Our financial services segment is subject to regulation, supervision and examination by federal and state banking authorities. The regulations enforced by these authorities are intended to protect customers and federal deposit insurance funds, not creditors, stockholders or other security holders. Regulations affecting banks and financial services companies are continuously changing, and any change in applicable regulations or federal or state legislation could have a negative effect on our financial services segment. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by federal savings banks and their holding companies (including the power to appoint a conservator or receiver for the bank) or to require changes in various aspects of their operation at any time, including restrictions on the payment of dividends to the parent company. Any exercise of such regulatory discretion could have a negative effect on our financial condition or the results of our operations.
      We previously disclosed that our savings bank subsidiary, Guaranty Bank, agreed to enter into a Stipulation and Consent to the Issuance of an Order to Cease and Desist for Affirmative Relief with its banking regulator, the Office of Thrift Supervision (or OTS), on December 22, 2004. Under this consent order, Guaranty agreed, among other things, to take certain actions primarily related to its repositioned mortgage origination activities, including strengthening its regulatory compliance controls and management, enhancing its suspicious activity reporting and regulatory training programs, and implementing improved risk assessment and loan application register programs. The consent order remains in effect and the OTS continues to evaluate Guaranty’s compliance. Any failure by Guaranty to meet the requirements of the consent order in a timely fashion, or any additional requirements imposed or supervisory actions taken by the OTS, could have a material adverse effect on our financial condition or the results of our operations.

Fluctuations in interest rates could reduce our financial services segment’s profitability.
      Fluctuations in interest rates are not predictable or controllable, but in view of the generally low levels that currently prevail, it is possible that significant increases in interest rates may take place in the future. The majority of Guaranty’s assets and liabilities are monetary in nature and may be adversely impacted by changes in interest rates. Like most financial institutions, changes in interest rates can affect our net interest income as well as the value of our assets and liabilities. A significant change in the general level of interest rates may adversely affect our net yield on interest-earning assets because our interest-bearing assets and liabilities do not reprice in tandem. In addition, periodic and lifetime caps may limit interest rate changes on our mortgage-backed securities and loans that pay interest at adjustable rates.
      Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the level of market interest rates will likely affect our net interest income and our overall results.
If our allowance for loan losses is not sufficient to cover actual loan losses, the income from our financial services segment could decrease.
      Our loan customers may fail to repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. Such loan losses could have a material adverse effect on our operating results. We make various assumptions, estimates and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on a number of factors, including our own experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustments may be necessary that would have a material adverse impact on our operating results.
We face risks related to the composition of our financial services segment’s loan portfolio.
      Commercial real estate, multi-family and commercial business loans, which represent about one-third of our loan portfolio, generally expose a lender to greater risk of loss than one- to four-family residential mortgage loans because such loans involve larger loan balances to single borrowers or groups of related borrowers. The repayment of commercial business loans often depends on the successful operations and income streams of the borrowers. Many of Guaranty’s commercial real estate or multi-family borrowers have more than one loan outstanding with Guaranty. Consequently, an adverse development with respect to one loan, credit relationship, or geographic market can expose Guaranty to a significantly greater risk of loss compared to an adverse development with respect to a single one- to four-family residential mortgage loan.
      Additionally, Guaranty’s commercial business portfolio includes approximately $700 million in loans to companies that operate in the energy sector. Although the majority of these loans are collateralized by oil and gas reserves, significant changes in energy prices or unsuccessful hedge programs by Guaranty’s borrowers could affect collateral values.
      Approximately one-half of our one- to four-family residential loan portfolio consists of loans in the state of California. We would be adversely impacted by a reduction in the value of real estate located in California that serves as collateral for our loans. We may be forced to increase our allowances for loan losses and may suffer additional loan losses as a result of any such reduction in collateral values. The adverse impact from a reduction in real estate values in California may be greater for Guaranty than that suffered by other financial institutions with a more geographically diverse loan portfolio.

Risks Related to the Offering
An active trading market for the senior notes may not develop.
      There is currently no public market for the senior notes, and we do not currently plan to list the senior notes on any national securities exchange. In addition, the liquidity of any trading market in the senior notes, and the market price quoted for the senior notes, may be adversely affected by changes in the overall market for these securities and by changes in our financial performance or prospects. A liquid trading market in the senior notes may not develop.
The senior notes are our obligations and not obligations of our subsidiaries and will be effectively subordinated to the claims of our subsidiaries’ creditors.
      The senior notes are exclusively our obligations and are not obligations of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the senior notes, depends upon the earnings of our subsidiaries and the distribution of earnings, loans or other payments by our subsidiaries to us.
      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the senior notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Almost all of the net assets invested in our financial services segment are subject to regulatory rules and restrictions, including restrictions on the payment of dividends to the parent company.
      Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the senior notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including senior and subordinated debt holders and bank trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.
FORWARD-LOOKING STATEMENTS
      This prospectus supplement contains and incorporates by reference “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to:

•	general economic, market or business conditions;

•	the opportunities (or lack thereof) that may be presented to us and that we may pursue;

•	the availability and price of raw materials we use;

•	fluctuations in the cost of purchased energy;

•	fluctuations in the costs we incur to transport the raw materials we use and the products we manufacture;

•	assumptions related to pension and postretirement costs;

•	assumptions related to the accounting for impaired assets;

•	the collectibility of loans and accounts receivable and related provision for losses;

•	competitive actions by other companies;

•	changes in laws or regulations and actions or restrictions of regulatory agencies;

•	the accuracy of certain judgments and estimates concerning our integration of acquired operations;

•	our ability to execute certain strategic and business improvement initiatives; and

•	other factors, many of which are beyond our control.
      Our actual results, performance, or achievement probably will differ from those expressed in, or implied by, these forward-looking statements, and, accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur or, if any of them do so, what impact they will have on our results of operations or financial condition. In view of these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We expressly disclaim any obligation to publicly revise any forward-looking statements contained in this prospectus supplement to reflect the occurrence of events after the date of this prospectus supplement.
USE OF PROCEEDS
      We will use the net proceeds from the sale of the senior notes to pay for the notes tendered in our tender offer pursuant to the Offer to Purchase dated November 8, 2005 and related expenses and for general corporate purposes.
RATIO OF EARNINGS TO FIXED CHARGES
      The table below sets forth our ratio of earnings to fixed charges computed on a consolidated basis and a parent company basis for each of the periods indicated. Almost all of the net assets invested in our financial services segment are subject to regulatory rules and restrictions, including restrictions on the payment of dividends to the parent company.
      Our consolidated financial statements are our primary financial statements and include the accounts of Temple-Inland and our manufacturing and financial services subsidiaries. We also present as an integral part of the consolidated financial statements, summarized financial statements of Temple-Inland and our manufacturing subsidiaries, which we refer to as the parent company summarized financial statements. We do so in order to provide a clearer presentation of our different businesses. You should read our parent company summarized financial statements and financial services summarized financial statements along with our consolidated financial statements. Our parent company financial statements reflect our financial services subsidiaries using the equity method.

Nine Months
	Ended	Fiscal Year
October 1,
Ratio of Earnings to Fixed Charges	2005	2004	2003	2002	2001	2000

Consolidated	1.59x	1.51x	0.81x	1.22x	1.25x	1.39x
Consolidated, excluding interest on deposits	1.92x	1.74x	0.71x	1.40x	1.56x	1.94x
Parent company	1.94x	2.19x	0.26x	1.60x	2.05x	3.13x
      For purposes of computing the consolidated ratios, earnings consist of earnings from continuing operations before income taxes and fixed charges, and fixed charges consist of all interest and an estimated 15% interest component of rent expense. The consolidated ratios are also presented excluding interest on deposits from fixed charges.
      For purposes of computing the parent company ratios, earnings consist of earnings from continuing operations before income taxes, excluding the unremitted earnings of our financial services segment, but including dividends received from our financial services segment and fixed charges. Fixed charges consist of parent company interest and the 15% estimated interest component of parent company rent expense.
      We have not issued to date any parent company preferred stock. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios shown above.

CAPITALIZATION
      The following table sets forth our capitalization on a consolidated basis and on a parent company basis as of the end of third quarter 2005. This table should be read in conjunction with our historical financial statements, which are incorporated by reference.
      Almost all of the net assets invested in financial services are subject to regulatory rules and restrictions including restrictions on the payment of dividends to the parent company. As a result, all consolidated assets are not available to satisfy all consolidated liabilities.

As of
Third Quarter
End 2005

(millions)
Consolidated
Federal Home Loan Bank advances	$6,020
Preferred stock issued by subsidiaries	305
Long-term debt	1,684

Total long-term debt	8,009

Shareholders’ equity
Preferred stock, par value $1 per share:
authorized 25 million shares authorized, none issued	—
Common stock, par value $1 per share:
authorized 200 million shares; issued 123.6 million shares	124
Additional paid-in capital	433
Accumulated other comprehensive (loss)	(193)
Retained earnings	2,142
Less treasury stock	(388)

Total shareholders’ equity	2,118

Total consolidated capitalization	$10,127

Parent company
Long-term debt	$1,472

Shareholders’ equity
Preferred stock, par value $1 per share:
authorized 25 million shares authorized, none issued	—
Common stock, par value $1 per share:
authorized 200 million shares; issued 123.6 million shares	124
Additional paid-in capital	433
Accumulated other comprehensive (loss)	(193)
Retained earnings	2,142
Less treasury stock	(388)

Total shareholders’ equity	2,118

Total parent company capitalization	$3,590

DESCRIPTION OF THE SENIOR NOTES
General
      We will issue the senior notes under an indenture between Temple-Inland and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank and Chemical Bank), as trustee, dated as of September 1, 1986, as amended by the first supplemental indenture, dated as of April 15, 1988, the second supplemental indenture, dated as of December 27, 1990, and the third supplemental indenture, dated as of May 9, 1991. We refer to the indenture and its amendments together as the “indenture.”
      The following description supplements the description of general terms and provisions of the debt securities contained in the accompanying prospectus. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the indenture, a copy of which is filed or incorporated by reference as an exhibit to the registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus are a part.
      The senior notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt and other obligations from time to time outstanding. The senior notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. The           % senior notes due                     will be initially issued in an aggregate principal amount of $   and the           % senior notes due                     will initially be issued in an aggregate principal amount of $          . The senior notes will be issued in denominations of $1,000 and integral multiples thereof. We may, without the consent of the holders of the senior notes of the applicable series, create and issue additional senior notes of such series ranking equally with the senior notes of such series and otherwise similar in all respects, except for the issue date, the issue price, the initial interest payment date and the interest accrual date. Such further senior notes shall be consolidated and form a single series with the applicable series of senior notes offered by this prospectus supplement and the accompanying prospectus.
      The           % senior notes due                     will mature on                and the           % senior notes due                     will mature on                     .
      Interest on the           % senior notes due  will accrue at the rate of    % per year and interest on the           % senior notes due                     will accrue at the rate of           % per year and, in each case, will be payable semi-annually on    and    (including the maturity date) of each year, commencing    . We will make each interest payment to the holders of record of the senior notes as of the close of business on the immediately preceding    and    (whether or not a business day).
      Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to and excluding the relevant payment date. Interest on the senior notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      If any date on which interest is payable on the senior notes is not a business day, the payment of interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, with the same force and effect as if made on the scheduled payment date.
      All payments on the senior notes will be made, and transfers of the senior notes will be registrable, at the trustee’s office in New York, unless we designate another place for such purpose.
      There will be no sinking fund for the senior notes.
      The provisions of the indenture do not afford holders of the senior notes protection in the event of a change in control, highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the senior notes.

Optional Redemption
      We may at our option redeem any series of senior notes, at any time, in whole or in part, at a “make whole” redemption price equal to the greater of (1) the principal amount redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes being redeemed, discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury yield plus            basis points, plus in each case accrued and unpaid interest to the date fixed for redemption.
      “Treasury yield” means, for any date fixed for redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for the date fixed for redemption.
      “Comparable treasury issue” means the United States Treasury security or securities selected by an independent investment banker as having an actual or interpolated maturity comparable to the remaining term to stated maturity of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes to be redeemed.
      “Comparable treasury price” means, for any date fixed for redemption, (1) the average of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the date fixed for redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (a) the average of the reference treasury dealer quotations for the date fixed for redemption, after excluding the highest and lowest of such reference treasury dealer quotation, or (b) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all quotations obtained.
      “Independent investment banker” means Citigroup Global Markets Inc. or its successor or, if such firm or its successor is unwilling or unable to select the comparable treasury issue, one of the remaining reference treasury dealers appointed by JPMorgan Chase Bank, N.A., as trustee, after consultation with us.
      “Reference treasury dealer” means (1) Citigroup Global Markets Inc. and Goldman, Sachs & Co. and any other primary U.S. Government securities dealer in New York City (a “primary treasury dealer”) designated by and not affiliated with Citigroup Global Markets Inc. or Goldman, Sachs & Co. or their successors, provided, however that if Citigroup Global Markets Inc. and Goldman, Sachs & Co., or any of their designees, ceases to be a primary treasury dealer, we will appoint another primary treasury dealer as a substitute, and (2) any other primary treasury dealer selected by us.
      “Reference treasury dealer quotations” means, for each reference treasury dealer and any date fixed for redemption, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker by the reference treasury dealer at 5:00 p.m. on the third business day preceding the date fixed for redemption.
      To exercise our option to redeem the senior notes, we will give the holders of the applicable series of senior notes a notice in writing of redemption at least 30 days but not more than 60 days prior to the date fixed for redemption. If we elect to redeem fewer than all the senior notes, JPMorgan Chase Bank, N.A., as trustee, will select the particular senior notes to be redeemed by such method as JPMorgan Chase Bank, N.A., as trustee, deems fair and appropriate.
Book-Entry; Delivery and Form
      The senior notes will be represented by one or more permanent notes in registered, global form without interest coupons. These global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (the “depositary”) in New York, New York, and registered in the name of the depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the global notes may be transferred, in whole and not in part, only to the depositary, a nominee of the depositary or to a successor of the depositary or its nominee. Beneficial interests in the global notes may not be exchanged for senior notes in certificated form except in the limited circumstances described below. The trustee will act as registrar.

Depositary Procedures
      The depositary has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of the depositary only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the depositary are recorded on the records of the participants and indirect participants.
      The depositary also has advised us that pursuant to procedures established by it:

•	upon deposit of the global notes, the depositary will credit the accounts of participants designated by the underwriters with portions of the principal amount of global notes; and

•	ownership of interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the depositary with respect to participants or by participants and the indirect participants with respect to other owners of beneficial interest in the global notes.
      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because the depositary can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.
      Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of senior notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.
      Payments in respect of the principal and premium and liquidated damages, if any, and interest in a global note registered in the name of the depositary or its nominee will be payable by the paying agent to the depositary or its nominee in its capacity as the registered holder of a global note under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the global notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever.
      Consequently, neither we, the trustee nor any agent of us or the trustee have or will have any responsibility or liability for:

•	any aspect of the depositary’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of the depositary or any of its participants or indirect participants.
      The depositary has advised us that its current practice, upon receipt of any payment in respect of securities such as the senior notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of the depositary. Payments by participants and the indirect participants to the beneficial owners of senior notes will be governed by standing instructions and customary practices and will not be the responsibility of the depositary, the trustee or us. Neither we nor the trustee will be liable for any delay by the depositary or its participants in identifying the beneficial owners of the senior notes, and we and the trustee may rely conclusively on and will be protected in relying on instructions from the depositary or its nominee as the registered owner of the global notes for all purposes.
      Interests in the global notes will trade in the depositary’s same-day funds settlement system, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the depositary and its participants. Transfers between participants in the depositary will be effective in accordance with the depositary’s procedures and will be settled in same-day funds.
      The depositary has advised us that it will take any action permitted to be taken by a holder of senior notes only at the direction of one or more participants to whose account the interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the senior notes as to which such participant or participants has or have given direction.
      The information in this section concerning the depositary and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Neither we nor the trustee will have any responsibility for the performance by the depositary or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes
      A global note is exchangeable for definitive senior notes in registered certificated form:

•	if the depositary:

•	notifies us that it is unwilling or unable to continue as depositary for the global note and we thereupon fail to appoint a successor depositary within 90 days after this notice; or

•	has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;

•	upon the continuance of an event of default under the indenture; or

•	if we, at our option and subject to the procedures of the depositary, notify the trustee in writing that we elect to cause issuance of the senior notes in certificated form.
      In addition, beneficial interests in a global note may be exchanged for certificated senior notes upon request but only upon at least 30 days’ prior written notice given to the trustee by or on behalf of the depositary in accordance with customary procedures. In all cases, certificated senior notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

UNDERWRITING
      Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as underwriters of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the senior notes set forth opposite the underwriter’s name.

	Principal	Principal
	amount of	amount of
	% senior	% senior
Underwriter	notes due	notes due

Citigroup Global Markets Inc.	$	$
Goldman, Sachs & Co.	$	$

Total	$	$
      The underwriting agreement provides that the obligations of the underwriters to purchase the senior notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the senior notes if they purchase any of the senior notes.
      The underwriters propose to offer some of the senior notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the senior notes to dealers at the public offering price less a concession not to exceed           % of the principal amount of the senior notes. The underwriters may allow, and dealers may reallow a concession not to exceed           % of the principal amount of the senior notes on sales to other dealers. After the initial offering of the senior notes to the public, the underwriters may change the public offering price and concessions.
      In relation to each member state of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the senior notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the senior notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of senior notes to the public in that Relevant Member State at any time:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, the corporate purpose of which is solely to invest in securities;

(b)	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this provision, the expression an “offer of senior notes to the public” in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase the senior notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
      The EEA selling restriction set forth above is in addition to any other selling restrictions set out below.

      Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) of the United Kingdom) received by it in connection with the issue or sale of the senior notes in circumstances in which Section 21(1) of the FSMA would not apply to us and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.
      This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior notes may not be circulated or distributed, nor may the senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
      Where the senior notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the senior notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
      The senior notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the senior notes may be issued, whether in Hong Kong or elsewhere, that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to senior notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
      The senior notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any senior notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by
Temple-Inland Inc.

Per % senior note due		%
Per % senior note due		%
      In connection with this offering, the underwriters may purchase and sell senior notes in the open market. These transactions may include an option to purchase additional notes, syndicate covering transactions and stabilizing transactions. An option to purchase additional senior notes involves syndicate sales of senior notes in excess of the principal amount of senior notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of senior notes made for the purpose of preventing or retarding a decline in the market price of the senior notes while the offering is in progress.
      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. or Goldman, Sachs & Co., in covering syndicate short positions or making stabilizing purchases, repurchase senior notes originally sold by that syndicate member.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of the senior notes. They may also cause the price of the senior notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
      The senior notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the senior notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the senior notes.
      We estimate that our total expenses for this offering will be $          .
      The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business, for which they have received customary fees and expenses.
      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS
      J. Bradley Johnston, our General Counsel, and/or Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C., will pass upon certain legal matters for us with respect to this offering of the senior notes. As of December 1, 2005, J. Bradley Johnston beneficially owned approximately 61,742 shares of our common stock, including options exercisable within 60 days to purchase 43,500 shares of common stock. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon certain legal matters for the Underwriters with respect to this offering of the senior notes.
EXPERTS
      Our consolidated financial statements included in our Annual Report (Form 10-K) for the year ended January 1, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2005 included therein, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement and our other filings are available over the Internet at the Commission’s worldwide web site at http://www.sec.gov. You may also read and copy any document that we file, including the registration statement, at the SEC public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.
      You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room.
      In addition, our common stock is listed on the New York Stock Exchange and the Pacific Exchange, and reports and other information concerning us may also be inspected at their offices at 20 Broad Street, New York, New York 10005 and 301 Pine Street, San Francisco, California 94104, respectively. Our common stock’s ticker symbol is “TIN.”
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.
      Accordingly, we incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):

•	our annual report on Form 10-K for the fiscal year ended January 1, 2005;

•	our definitive proxy statement dated March 25, 2005;

•	our quarterly reports on Form 10-Q for the quarterly periods ended April 2, July 2 and October 1, 2005;

•	our current reports on Form 8-K filed with the SEC on February 4, February 8, February 11, February 18, March 24, May 10, May 17, August 1, August 5 and November 7, 2005; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and the accompanying prospectus and before the termination of this offering.
      We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates. You should direct written or oral requests for such copies to: Temple-Inland Inc., 1300 MoPac Expressway South, Austin, Texas 78746, Attention: Corporate Secretary, Telephone (512) 434-5800.

PROSPECTUS
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

        This prospectus describes some of the general terms that may apply to securities that we may issue and sell at various times. Please note that:

•	Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific terms of each issuance of securities.

•	You should read this prospectus and any prospectus supplements or other offering material filed or provided by us carefully before you decide to invest.

•	We may sell the securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements and other offering material. We may also sell securities directly to investors.
      Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “TIN.” Any common stock that we may sell pursuant to this prospectus will be listed on the New York Stock Exchange and Pacific Exchange upon official notice of issuance.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents.

i

ABOUT THIS PROSPECTUS
      This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus.
      This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, file reports and other information with the Commission. Our file number with the Commission is 001-08634. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of each document.
WHERE YOU CAN FIND MORE INFORMATION
      The registration statement and our other filings are available over the Internet at the Commission’s worldwide web site at http://www.sec.gov. You may also read and copy any document that we file, including the registration statement, at the SEC public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.
      You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room.
      In addition, our common stock is listed on the New York Stock Exchange and the Pacific Exchange, and reports and other information concerning us may also be inspected at their offices at 20 Broad Street, New York, New York 10005 and 301 Pine Street, San Francisco, California 94104, respectively. Our common stock’s ticker symbol is “TIN.”
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
      Accordingly, we incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):

•	our annual report on Form 10-K for the fiscal year ended January 1, 2005;

•	our definitive proxy statement dated March 25, 2005;

•	our quarterly reports on Form 10-Q for the quarterly periods ended April 2, July 2 and October 1, 2005;

•	our current reports on Form 8-K filed with the SEC on February 4, February 8, February 11, February 18, March 24, May 10, May 17, August 1, August 5 and November 7, 2005; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

ii

      We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct written or oral requests for such copies to: Temple-Inland Inc., 1300 MoPac Expressway South, Austin, Texas 78746, Attention: Corporate Secretary, Telephone (512) 434-5800.
FORWARD-LOOKING STATEMENTS
      This prospectus contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to:

•	general economic, market or business conditions;

•	the opportunities (or lack thereof) that may be presented to us and that we may pursue;

•	the availability and price of raw materials we use;

•	fluctuations in the cost of purchased energy;

•	fluctuations in the costs we incur to transport the raw materials we use and the products we manufacture;

•	assumptions related to pension and postretirement costs;

•	assumptions related to the accounting for impaired assets;

•	the collectibility of loans and accounts receivable and related provision for losses;

•	competitive actions by other companies;

•	changes in laws or regulations and actions or restrictions of regulatory agencies;

•	the accuracy of certain judgments and estimates concerning our integration of acquired operations;

•	our ability to execute certain strategic and business improvement initiatives; and

•	other factors, many of which are beyond our control.
      Our actual results, performance, or achievement probably will differ from those expressed in, or implied by, these forward-looking statements, and, accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur or, if any of them do so, what impact they will have on our results of operations or financial condition. In view of these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We expressly disclaim any obligation to publicly revise any forward-looking statements contained in this prospectus to reflect the occurrence of events after the date of this prospectus.

iii

ABOUT TEMPLE-INLAND INC.
      We are a holding company that, through our subsidiaries, operates three business segments:

•	corrugated packaging, which is a vertically integrated corrugated packaging operation consisting of:

•	five linerboard mills,

•	one corrugating medium mill, and

•	68 converting and other facilities;

•	forest products, which manages our forest resources of approximately two million acres of timberland in Texas, Louisiana, Georgia, and Alabama (including approximately 190,000 acres of high-value land located near Atlanta, Georgia), and manufactures a wide range of building products, including:

•	lumber,

•	particleboard,

•	medium density fiberboard,

•	gypsum wallboard, and

•	fiberboard; and

•	financial services, which provides financial services in the areas of:

•	consumer and commercial banking,

•	real estate development, and

•	insurance.
      Beginning in first quarter 2006, we anticipate separating our real estate development operations that are currently reported within our forest products and financial services segments into a fourth business segment.
      For additional information regarding our business, we refer you to our filings with the SEC incorporated in this prospectus by reference. Please read “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
USE OF PROCEEDS
      Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes.

DESCRIPTION OF THE SECURITIES WE MAY OFFER
      We may issue from time to time, in one or more offerings the following securities:

•	debt securities, which may be senior or subordinated;

•	shares of common stock;

•	shares of preferred stock;

•	depositary securities;

•	warrants exercisable for debt securities, common stock or preferred stock;

•	stock purchase contracts; and

•	stock purchase units.
      This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement and other offering material, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement and other offering material will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements or other offering material may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. Please read “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” to find out how you can obtain a copy of those documents.
      The terms of the offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.
DESCRIPTION OF DEBT SECURITIES
      We may offer debt securities that constitute either our senior or subordinated debt. We will issue any senior debt securities under the senior debt indenture between us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank and Chemical Bank), as trustee, dated as of September 1, 1986, as amended by the first supplemental indenture, dated as of April 15, 1988, the second supplemental indenture, dated as of December 27, 1990, and the third supplemental indenture, dated as of May 9, 1991. We will issue any debt securities that will be subordinated debt under a subordinated debt indenture to be entered into between us and JPMorgan Chase Bank, N.A., as trustee. This prospectus refers to each of the senior debt indenture and the subordinated debt indenture individually as the “indenture” and collectively as the “indentures.” This prospectus refers to JPMorgan Chase Bank, N.A. as the “trustee.” We have filed the indentures as exhibits to the registration statement.
      The following summaries of certain provisions of the indentures and the debt securities are not complete and these summaries are subject to the detailed provisions of the applicable indenture. For a full description of these provisions, including the definitions of certain terms used in this prospectus, and for other information regarding the debt securities, see the indentures. Wherever this prospectus refers to particular sections or defined terms of the applicable indenture, these sections or defined terms are incorporated by reference in this prospectus as part of the statement made, and the statement is qualified in its entirety by such reference. The indentures are substantially identical, except for the provisions relating to subordination and limitation on liens. Please read “— Subordinated Debt” and “— Certain Covenants.”
      The specific terms of any series of debt securities that we may offer will be described in a related prospectus supplement and other offering material.

General Terms of the Debt Securities
      Neither of the indentures limits the amount of debt securities, debentures, notes, or other evidences of indebtedness that we may issue. The debt securities will be our unsecured senior or subordinated obligations. We are a holding company that conducts all of our operations through our subsidiaries. Therefore, our rights and the rights of our creditors, including holders of the debt securities, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that Temple-Inland may itself be a creditor with recognized claims against the subsidiary. Our ability to pay principal and interest on the debt securities is, to a large extent, dependent upon dividends or other payments to us from our subsidiaries. Almost all of the net assets invested in financial services are subject to regulatory rules and restrictions including restrictions on payment of dividends to the parent company. As a result, all consolidated assets are not available to satisfy all consolidated liabilities.
      The indentures provide that we may issue debt securities from time to time in one or more series and that we may denominate the debt securities and make them payable in foreign currencies. Special U.S. federal income tax considerations applicable to any debt securities denominated and payable in a foreign currency may be described in the relevant prospectus supplement or other offering material.
Senior Debt
      We will issue under the senior debt indenture the debt securities that will constitute part of our senior debt. These senior debt securities will rank equally and ratably with all of our other unsecured and unsubordinated debt.
Subordinated Debt
      We will issue under the subordinated debt indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all of our “senior indebtedness.” The subordinated debt indenture defines “senior indebtedness” as obligations (i.e., principal, interest and a premium, if any) of, or guaranteed or assumed by, Temple-Inland for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments, and amendments, renewals, extensions, modifications, and refunding of any such indebtedness or obligations, whether outstanding on the date of this prospectus or thereafter created, incurred, assumed or guaranteed, unless expressly provided that such indebtedness is not senior or prior in right of payment to subordinated debt. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities, or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness.
      In general, upon the occurrence of certain events, the holders of all senior indebtedness are entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, assignment for the benefit of creditors, liquidation, reorganization, or other similar proceedings, involving us or a substantial part of our property;

•	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness that permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. This type of an event of default must have continued beyond the period of grace, if any, provided for this type of an event of default under the senior indebtedness, and this type of an event of default must not have been cured or waived or have ceased to exist; or

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default contained in the subordinated debt indenture. This declaration must not have been rescinded and annulled as provided in the subordinated debt indenture.
Conversion or Exchange of Debt Securities
      The applicable prospectus supplement and other offering material will describe the terms, if any, on which a series of debt securities may be converted or exchanged into our common stock or preferred stock or depositary shares. These terms will include whether the conversion or exchange is mandatory, is at our option or is at the option of the holder. We will also describe in the applicable prospectus supplement and other offering material how we will calculate the number of securities that holders of debt securities would receive if they were to convert or exchange their debt securities, the conversion price, any other terms related to conversion and any anti-dilution protections.
Registered Global Securities
      We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement or other offering material relating to such series. We will then issue one or more registered global securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.
      The prospectus supplement and other offering material relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of the debt securities to be represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements.
      Upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as “participants.” Any underwriters or agents participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to own beneficial interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold interests through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.
      So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	may not have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•	will not be considered the owners or holders of debt securities represented by a registered global security under the applicable indenture.
Payment of Principal and Interest on Registered Global Securities
      We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of Temple-Inland, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security; or

•	maintaining, supervising, or reviewing any records relating to beneficial ownership interests.
      We expect that the depositary, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” We also expect that this payout will be the responsibility of participants.
Exchange of Registered Global Securities
      We will issue debt securities in definitive form in exchange for the registered global security if:

•	the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary; and

•	we do not appoint a successor depositary within 90 days.
      In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of a series in definitive form in exchange for the registered global security or securities representing these debt securities.
Certain Covenants
      The indentures contain certain covenants, including those summarized below, that will be applicable (unless waived or amended) so long as any of the debt securities are outstanding.
      Definitions. Certain defined terms used in the indentures are summarized as follows:

“Attributable Debt” means, at the time of determination, the present value (discounted at the interest rate, compounded semi-annually, equal to the weighted average Yield to Maturity (as defined in the applicable indenture) of the debt securities then outstanding under the applicable indenture, such average being weighted by the principal amount of the debt securities of each series or, in the case of Original Issue Discount Securities, such amount to be determined as provided in the definition of “Outstanding”) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended) entered into in connection with a Sale and Leaseback Transaction (as defined below).

“Debt” means indebtedness for money borrowed.

“Financial Services Subsidiary” means any Subsidiary principally engaged in banking (including mortgage banking), real estate development, insurance or a similar financial services business, including, without limitation, subsidiaries which conduct the activities engaged in at the date of the indenture by Lumbermen’s Investment Corporation and its subsidiaries and Temple-Inland Financial Services Inc.

“Funded Debt” means Debt that by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of the creation of such Debt.

“Mortgage” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

“Principal Manufacturing Facility” means any linerboard, corrugating medium, paperboard, paper or pulp mill, or any paper converting plant of Temple-Inland or any Subsidiary that is located within the United States of America, other than any such mill or plant or portion thereof (i) that is financed by obligations issued by a State, a territory or a possession of the United States of America, or any political subdivisions of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of issuance of such obligations or (ii) that, in the opinion of the board of directors of Temple-Inland, is not of material importance to the total business conducted by Temple-Inland and its Subsidiaries as an entirety.

“Subsidiary” of Temple-Inland means any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by Temple-Inland or by one or more of its Subsidiaries, or both.

“Timberlands” means, at any time, property in the United States of America that contains standing timber which is, or upon completion of a growth cycle then in process is expected to become, of a commercial quantity and of merchantable quality.
      Limitations on Liens. We will not, nor will we permit any of our Subsidiaries to, issue, assume, or guarantee any Debt that is secured by a Mortgage upon any Timberlands or Principal Manufacturing Facility, now owned or later acquired, without providing that the debt securities (together with, at our option, any of our other indebtedness ranking equally with the debt securities) shall be secured equally and ratably with (or prior to) such Debt. These restrictions shall not apply to:

•	Mortgages on any property acquired, constructed, or improved by us or any of our Subsidiaries that are created or assumed within 180 days after such acquisition (or, in the case of property constructed or improved, after the completion and commencement of commercial operation of the property, whichever is later) to secure or provide for the payment of the purchase price or cost of the construction or improvements, or existing Mortgages on property acquired, provided that such Mortgages shall not apply to any property previously owned by us or any of our Subsidiaries other than unimproved real property;

•	Mortgages on any property acquired from a corporation that is merged with or into us or one of our Subsidiaries or Mortgages outstanding at the time any corporation becomes one of our Subsidiaries;

•	Mortgages in favor of us or any of our Subsidiaries;

•	Mortgages granted or incurred by any Financial Services Subsidiary; or

•	any extension, renewal or replacement, in whole or in part, of any Mortgage referred to in the clauses above; provided that the amount of Debt secured by the Mortgage is not increased.
      The following types of transactions, among others, shall not be deemed to create Debt secured by a Mortgage:

•	the Mortgage, sale, or other transfer of timber in connection with an arrangement under which we or one of our Subsidiaries are obligated to cut such timber in order to provide the mortgagee or transferee with a specified amount of money, however determined; and

•	Mortgages in favor of governmental bodies of the United States or any state thereof to secure advance, progress, or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such Mortgages.
      We or any of our Subsidiaries may, however, without securing the debt securities, issue, assume, or guarantee secured Debt (which would otherwise be subject to the foregoing restrictions) in an aggregate amount that, together with all other such Debt and the Attributable Debt in respect of Sale and Leaseback Transactions (as defined below) (other than Sale or Leaseback Transactions the proceeds of which have been applied to the retirement of debt securities or Funded Debt), does not at the time exceed 10% of the net tangible assets of Temple-Inland and its consolidated Subsidiaries as of the latest fiscal year.
      “Net tangible assets” is defined as the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent consolidated balance sheet of Temple-Inland and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.
      Limitation on Sale and Leaseback Transactions. We will not, nor will we permit any Subsidiary to, enter into any arrangement with any person providing for the leasing to us or a Subsidiary of any Timberlands or any Principal Manufacturing Facility (except for temporary leases for a term of not more than three years), which property has been owned and, in the case of any such Principal Manufacturing Facility, has been placed in commercial operation for more than 180 days by us or such Subsidiary and has been or is to be sold or transferred by us or such Subsidiary to such person (referred to as a “Sale and Leaseback Transaction”), unless either:

•	we or the Subsidiary would be entitled to incur Debt secured by a Mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the debt securities; or

•	we will apply an amount equal to the fair value (as determined by our board of directors) of the property so leased to the retirement, within 180 days of the effective date of any such Sale and Leaseback Transaction, of debt securities or Funded Debt of ours that ranks on a parity with the debt securities.
      Limitation on Debt of Subsidiaries. We will not permit any Subsidiary to issue, assume, or guarantee any Debt except for:

•	Debt secured by a Mortgage permitted as described under “Limitations on Liens” above;

•	Debt of a corporation existing at the time the corporation is merged into or consolidated with, or disposes of all or substantially all of its properties (or those of one of its divisions) to, a Subsidiary;

•	Debt of a corporation existing at the time the corporation first becomes a Subsidiary;

•	Debt to, or held by, us or one of our Subsidiaries;

•	Debt existing on the date of the indenture;

•	Debt created in connection with, or with a view to, compliance by the Subsidiary with the requirements of any program adopted by any federal, state, or local governmental authority and applicable to the Subsidiary and providing financial or tax benefits to the Subsidiary that are not available directly to us;

•	Debt incurred to pay all or any part of the purchase price or cost of construction of property (or additions, substantial repairs, alterations, or substantial improvements to the property) or equipment; provided such Debt is incurred within one year of the acquisition or completion of construction (or addition, repair, alteration, or improvement) and full operation of such property; provided, further, in respect of such additions, substantial repairs, alterations, or substantial improvements, that the amount of such Debt may not exceed the expense incurred to construct such additions, repairs, alterations, or improvements;

•	Debt to a public entity on which the interest payments are exempt from federal income tax under Section 103 of the Internal Revenue Code (or any successor to such provision);

•	Debt of a Financial Services Subsidiary; and

•	any extension, renewal, or replacement of any Debt referred to above, provided that the amount of Debt issued is not increased.
      Notwithstanding these restrictions, any Subsidiary may issue, assume, or guarantee Debt that would otherwise be subject to these restrictions in an aggregate principal amount that, together with all other Debt of our Subsidiaries that would otherwise be subject to the foregoing restrictions, does not at any one time exceed 10% of the net tangible assets of Temple-Inland and its consolidated Subsidiaries as of the latest fiscal year.
      Limitation on Transfers of Timberlands or Principal Manufacturing Facilities to Financial Services Subsidiaries. We will not, nor will we permit any Subsidiary (other than a Financial Services Subsidiary) to, sell, transfer, or otherwise dispose of any Timberlands or any Principal Manufacturing Facility to any Financial Services Subsidiary other than for cash or other consideration that, in the opinion of our board of directors, constitutes fair value for such Timberlands or such Principal Manufacturing Facility.
Consolidation, Merger, Sale, or Conveyance
      The indentures provide that we may not consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless:

•	the successor corporation is a corporation organized and existing under the laws of the United States or any state or the District of Columbia, that expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any interest on, all the debt securities and the performance of every covenant in the indentures to be performed or observed by us;

•	immediately after giving effect to the transaction, no event of default (as defined below), and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, or transfer and the supplemental indentures comply with these provisions.
      In case of any such consolidation, merger, conveyance, or transfer, the successor corporation will succeed to, and be substituted for, Temple-Inland under the indentures, with the same effect as if it had been named in the indenture as Temple-Inland.
Events of Default
      Each indenture defines an “event of default” with respect to the debt securities of any series to mean any of the following:

(1) failure to pay any interest on any of the debt securities when due for a continuous period of 30 days;

(2) failure to pay the principal of, or any premium on, any of the debt securities at maturity;

(3) acceleration of the maturity of, or failure to pay at maturity, any Funded Debt of Temple-Inland in excess of $10,000,000;

(4) failure to make payment under any sinking or purchase fund or analogous obligation due under the terms of the debt securities;

(5) failure to perform any of our covenants, or a breach of any of our warranties, contained in the indenture for the benefit of any of the debt securities, for a continuous period of 90 days after written notice has been given as specified in the indenture;

(6) certain events of bankruptcy, insolvency, or reorganization affecting us; and

(7) any other event of default provided in any supplemental indenture under which the debt securities are issued or in the form of security for the debt securities.
      A default under other indebtedness of ours will not necessarily be a default under either indenture, and a default under one series of debt securities under the indenture will not necessarily be a default under any other series of debt securities.
      The indentures provide that, if an event of default described in clauses (1), (2), (4), (5), or (7) above shall have occurred and be continuing with respect to any series of the debt securities (and if the event of default relates to clauses (5) or (7) and is with respect to less than all of the series of debt securities outstanding under such indenture), then either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of, and any interest accrued on, all outstanding debt securities of that series to be due and payable immediately. If an event of default described in clauses (5) or (7) (and if the event of default is with respect to all series of debt securities issued under such indenture) or (3) or (6) above shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all series of debt securities outstanding (treated as one class) may declare the principal amount of, and any interest accrued on, all series of the debt securities then outstanding to be due and payable immediately. After any acceleration, but before a judgment or decree based on that acceleration, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, rescind and annul that acceleration if all events of default, other than the non-payment of accelerated principal or interest or other specified amount, have been cured or waived as provided in the indenture.
      The trustee must give to the holders of the debt securities of any series notice of all uncured defaults known to it with respect to the debt securities within 90 days after such a default occurs. In the case of a default in the payment of principal of, or any premium on, or any interest on, any of the debt securities of that series, the trustee will be protected in withholding this notice if it in good faith determines that the withholding of this notice is in the interests of the holders of the debt securities of the applicable series. Furthermore, for an event of default described in clause (5) above, no notice will be given to the holders of the debt securities of that series until at least 90 days after the event.
      No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy provided by the indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and those holders have offered reasonable indemnity, to the trustee to institute the proceeding in respect of the event of default; and

•	the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request, within 60 days after that notice.
      The holders of a majority in aggregate principal amount of the debt securities then outstanding under the applicable indenture will have the right, subject to certain limitations, to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities. If an event of default occurs and is continuing, the trustee, in exercising its rights and powers, will be required to use the degree of care of a prudent person in the conduct of such person’s own affairs. The trustee will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of those funds, or adequate indemnity against that risk or liability, is reasonably assured to it.

      We must furnish to the trustee, within 120 days after the end of each fiscal year, a brief certificate of our compliance with all of the conditions and covenants under the applicable indenture.
Modification of the Indentures
      With some exceptions, the indentures or the rights of the holders of the debt securities may be modified by us and the applicable trustee with the consent of the holders of a majority in aggregate principal amount of each series then outstanding affected by the modification. We may not make any of the following modifications without the unanimous consent of the holders:

•	change the maturity of principal of, or any installment of interest on, any security, or reduce the principal amount of or interest on any debt security, or change the method of computing the amount of principal of or interest on the debt security on any date or change any place of payment where, or the coin or currency in which, any debt security or interest on the debt security is payable, or impair the right to institute suit for the enforcement of any payment on or after its maturity;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with specific provisions of the applicable indenture or specific defaults under the applicable indenture and their consequences; or

•	modify any of the provisions of specific sections of the applicable indenture, including the provisions summarized in this paragraph, except to increase any relevant percentage of holders or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected.
Defeasance
      We will be deemed to have paid and discharged the entire indebtedness on all the outstanding debt securities by:

•	depositing with the trustee:

•	an amount of funds sufficient to pay and discharge the entire indebtedness on all debt securities for principal and interest; or

•	such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government of the United States as will, together with the income to accrue on them without consideration of any reinvestment, be sufficient to pay and discharge the entire indebtedness on all debt securities for principal and interest; and

•	satisfying certain other conditions precedent specified in the indentures.
      In the event of any such defeasance, holders of debt securities would be able to look only to that trust fund for payment of principal of, and any interest on, their debt securities. To exercise the defeasance option, we, in addition to satisfying certain other conditions precedent specified in the indentures, are required to deliver to the trustee an opinion of counsel to the effect that the deposit of funds or obligations described above and related defeasance would not cause the holders of debt securities to recognize income, gain or loss for federal income tax purposes. This opinion of counsel must be accompanied by a ruling to that effect received from, or published by, the United States Internal Revenue Service.
Governing Law
      Each of the indentures provides that it and any debt securities issued thereunder are governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act otherwise applies.

Concerning the Trustee
      We may maintain customary banking relationships with JPMorgan Chase Bank, N.A., the trustee under the indentures, in the ordinary course of business.
      If an event of default, or an event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, occurs the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act with respect to debt securities offered under the senior debt indenture and any offered under the subordinated debt indenture. In such case, the trustee may be required to resign as trustee under either the senior debt indenture or the subordinated debt indenture and we would be required to appoint a successor trustee.
      At any time, the trustee under either indenture may resign or be removed by the holders of at least a majority in principal amount of any series of the outstanding debt securities of that indenture. If the trustee resigns, is removed or becomes incapable of acting as trustee, or if a vacancy occurs in the office of the trustee for any reason, a successor trustee will be appointed in accordance with the provisions of the indenture.
DESCRIPTION OF COMMON STOCK
      Our amended and restated certificate of incorporation provides that we have authority to issue up to 200,000,000 shares of common stock. The outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are not entitled to preemptive or redemption rights, and shares of our common stock are not convertible into shares of any other class of capital stock. Computershare Shareholder Services, Inc. is the transfer agent and registrar for our common stock.
Dividends
      Except for any preferential rights of holders of any preferred stock that may then be issued and outstanding and any other class or series of stock having a preference over the common stock, holders of our common stock are entitled to receive dividends, when declared by our board of directors, from legally available funds.
Voting Rights
      Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. The holders of our common stock have one vote for each share held on all matters voted upon by our stockholders, including the election of directors.
Rights Upon Liquidation
      In the event of our voluntary or involuntary liquidation, dissolution, or winding up, after the full preferential amounts are paid or set apart for payment to the holders of the preferred stock and any other class or series of stock having a preference over the common stock, the holders of our common stock will be entitled to receive all the remaining assets available for distribution ratably in proportion to the number of shares held by each.
Provisions with Possible Anti-Takeover Effects
      Various provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws, as well as the stockholder rights plan adopted by us and described below, may make more difficult the acquisition of control of Temple-Inland by means of a tender offer, open market purchases, a proxy fight or other means that are not approved by our board of directors.

Charter and By-law Provisions
      We currently have the following provisions in our certificate of incorporation or by-laws that could be considered to be “anti-takeover” provisions:

•	an article in our by-laws providing for a classified board of directors divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders;

•	an article in our certificate of incorporation providing that directors cannot be removed except for cause and by the affirmative vote of a majority of the then-outstanding shares of all classes and series of stock entitled to vote in the election of directors (as used herein, “voting stock”);

•	an article in our certificate of incorporation requiring the affirmative vote of at least 80% of the then-outstanding shares of voting stock for certain merger and asset sale transactions with any holder of 20% or more of the voting power of Temple-Inland (as used in this subsection, an “interested stockholder”) or any affiliate or associate of any interested stockholder;

•	an article in our certificate of incorporation requiring the affirmative vote of at least 80% of the then-outstanding shares of voting stock for the issuance to any interested stockholder or any affiliate or associate of any interested stockholder any securities (other than upon conversion) that have an aggregate fair market value of $100,000,000 or more;

•	an article in our certificate of incorporation requiring the affirmative vote of at least 80% of the then-outstanding shares of voting stock for the adoption of any plan or proposal of liquidation or dissolution by or on behalf of any interested stockholder or any affiliate or associate of any interested stockholder;

•	an article in our certificate of incorporation requiring the affirmative vote of at least 80% of the then-outstanding shares of voting stock for any act by Temple-Inland that has the effect of increasing the proportionate share of the outstanding shares of any class or series of stock that is owned by an interested stockholder or any affiliate or associate of any interested stockholder; and

•	a by-law requiring stockholders to provide prior notice of nominations for election to the board of directors or for proposing matters that can be acted upon at stockholders’ meetings.
Business Combinations under Delaware Law
      We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

•	before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced (excluding stock held by persons who are both directors and officers or by certain employee stock plans); or

•	on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock (excluding shares held by the interested stockholder).
      A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Stockholder Rights Plan
      On February 20, 1999, we entered into a rights agreement with First Chicago Trust Company of New York, as rights agent, which currently provides for a dividend distribution of one-quarter of a right for each outstanding share of our common stock. The rights trade automatically with shares of common stock and become exchangeable only under the circumstances described below. The rights are designed to protect the interests of Temple-Inland and our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with our board of directors prior to attempting a takeover and to provide the board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by our board of directors.
      Until a right is exercised, the right does not entitle the holder to additional rights as a stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right entitles its holders to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise or purchase price of $200 per right, subject to adjustment. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock entitles the holder to receive quarterly dividends payable in cash of an amount per share equal to the greater of:

•	$1.00, or 100 times the aggregate per share amount of all cash dividends; plus

•	100 times the aggregate per share amount of all non-cash dividends or other distribution, other than a dividend payable in shares of common stock, declared on our common stock during the period immediately preceding the quarterly dividend period.
      The dividends on the Junior Participating Preferred Stock are cumulative. Holders of Junior Participating Preferred Stock have voting rights entitling them to 100 votes per share on all matters submitted to a vote of our stockholders.
      In general, the rights will not be exercisable until the distribution date, which is the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of our outstanding shares of common stock, or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 25% or more of our outstanding shares of common stock. Below we refer to the person or group acquiring at least 20% of our common stock as an acquiring person.
      Upon the occurrence of certain events set forth in the rights agreement, including: (i) that a person or group becomes the beneficial owner of 25% or more of our outstanding common stock, (ii) we become the surviving corporation in a merger with an acquiring person and the common stock is not changed or exchanged (iii) an acquiring person engages in one or more self-dealing transactions as set forth in the rights agreement, or (iv) during such time as there is an acquiring person, an event occurs that results in the ownership interest of such acquiring person being increased by more than 1%, then each holder of a right will have the right to exercise and receive common stock having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of shares of common stock associated with each right. Any rights that are at any time beneficially owned by an acquiring person will be null and void and any holder of such right will be unable to exercise or transfer the right.
      In the event that someone becomes an acquiring person and either (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation or the common stock is changed or exchanged, or (ii) more than 50% of our assets or earning power is sold or transferred, each right becomes exercisable and each right will entitle its holder to receive common stock of the acquiring company having a value equal to two times the exercise price of the right.
      The rights will expire at the close of business on February 20, 2009, unless redeemed before that time. At any time after the date of the rights agreement until 10 days following the stock acquisition date, as defined in the rights agreement, we may redeem the rights in whole, but not in part, at a price of $0.01 per right. Prior to the distribution date, we may amend the rights agreement in any respect without the approval of the rights holders. However, after the distribution date, the provisions of the rights agreement may not be amended in any way that would adversely affect the holders of rights (other than any acquiring person or group) or cause the rights to again become redeemable. The Junior Participating Preferred Stock ranks junior to all other series of our preferred stock as to the payment of dividends and the distribution of assets unless the terms of any such other series specify otherwise.
      You should refer to the applicable provisions of the rights agreement, which is incorporated by reference as Exhibit 4.10 to Form 8-A filed on February 19, 1999. Please read “Where You Can Find More Information” to find out how you can obtain a copy of the rights agreement.
DESCRIPTION OF PREFERRED STOCK
      The following description discusses the general terms of the preferred stock that we may issue in the future to which any prospectus supplement or other offering material may relate. The prospectus supplement and other offering material relating to a particular series of preferred stock will describe certain other terms of such series of preferred stock. If so indicated in the prospectus supplement or other offering material relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in any related prospectus supplement or other offering material will not be complete and are qualified in their entirety by reference to the certificate of incorporation and to the certificate of designation relating to that series of preferred stock.
Authority of the Board to Issue Preferred Stock
      Under our certificate of incorporation, as amended, we are authorized to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. Our board of directors may authorize the issuance of preferred stock in one or more series and may fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. On the date of this prospectus, no shares of preferred stock were outstanding, but 1,000,000 shares of preferred stock, designated as Series A Junior Participating Preferred Stock, were authorized and reserved for issuance under the stockholder rights plan discussed above under “Description of Common Stock — Stockholder Rights Plan.”
      The preferred stock of each series will rank senior to the common stock and the Series A Junior Participating Preferred Stock in priority of payment of dividends and in the distribution of assets in the event of any liquidation, dissolution or winding up of Temple-Inland, to the extent of the preferential amounts to which the preferred stock of the respective series will be entitled.
      Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.
DESCRIPTION OF DEPOSITARY SHARES
      We may elect to offer fractional interests in shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred stock.
      The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $500,000,000. The prospectus supplement and other offering material relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.
      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement and other offering material.
Dividends and Other Distributions
      The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.
      If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.
Redemption of Depositary Shares
      If a series of the preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.
      After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.
Voting the Preferred Stock
      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Deposit Agreement
      We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment that materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.
Charges of Depositary
      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.
Resignation and Removal of Depositary
      The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.
Miscellaneous
      The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock. Neither the depositary nor Temple-Inland will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of Temple-Inland and the depositary under the deposit agreement will be limited to performance in good faith of their duties under the agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless the holders provide them with satisfactory indemnity. They may rely upon written advice of counsel or accountants, upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and upon documents they believe to be genuine.
DESCRIPTION OF WARRANTS
      We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue any warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement and other offering material. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
Exercise of Warrants
      Each warrant will entitle the holder of warrants to purchase for cash the designated amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement and other offering material for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement and other offering material relating to the warrants, unless otherwise specified in the applicable prospectus supplement or other offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement and other offering material relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement and other offering material, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.
      The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts.
      The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.
      The applicable prospectus supplement and other offering material will describe the terms of the stock purchase contracts or stock purchase units. The descriptions in the prospectus supplement or other offering material will only be summaries, and you should read the stock purchase contracts and, if applicable, the collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement and other offering material.
LEGAL MATTERS
      J. Bradley Johnston, our General Counsel, and/or Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C., will pass upon certain legal matters for us in connection with the securities offered by this prospectus. As of December 1, 2005, J. Bradley Johnston beneficially owned approximately 61,742 shares of our common stock, including options exercisable within 60 days to purchase 43,500 shares of common stock. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement and other offering material, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.
EXPERTS
      Our consolidated financial statements included in our Annual Report (Form 10-K) for the year ended January 1, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2005 included therein, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$
   % Senior Notes due
   % Senior Notes due

Prospectus Supplement
                    , 2005

Citigroup
Goldman, Sachs & Co.